Exhibit 10.19

Transaction Framework Contract

Party A: Beijing ADF Navigation Technology Co., Ltd.

Address: 23 Huoju Street, Changping Science and Technology Park, Beijing China

Contact information:

Contract address: Room910, Yingu Plaza, 9, Middle North 4th Circle Road, Beijing

Telephone: 010-82525180

Facsimile: 010-62800500

Party B: AW (Shanghai) Autoparts Trading Co., Ltd.

Address: 8, Xingyi Road, Changning District, Shanghai

Contact information:

Contact address: Room1505 Wandu Center Plaza, 8, Xingyi Road, Changning District, Shanghai

Telephone: 021-5208-0777

Facsimile: 021-5208-0162

With respect to the basic terms and conditions on which Party B will purchase the contract commodities from Party A, Party A and Party B enter into this Transaction Framework Contract (this “Contract”) through equal consultations.

Section 1 Purpose

The purpose of this Contract is to specify the relevant matters on the purchase and sale of the contract commodities between Party A and Party B. This Contract shall apply to the individual contracts (the “Individual Contracts”) performed by Party A and Party B on the basis of this Contract.

Section 2 Contract Commodities

Pursuant to the Individual Contracts, the contract commodities (the “Contract Commodities”) that Party B shall purchase from Party A are limited to the following sections, provided however that Party B has the priority in the purchase from Party A and the sale of the Contract Commodities.

(1) electronic map commodities (as updated) used in auto navigation system products

(2) commodities relating to the preceding item

(3) other commodities as agreed by Party A and Party B

Section 3 Specifications of Contract Commodities

1. The specifications of the Contract Commodities shall be in line with the Letter of Definitions and the Plan agreed by Party A and Party B (the “Specifications” collectively).

2. The Contract Commodities must bear the brand designated by Party B. According to the need of publishing the Contract Commodities, Party B shall notify Party A in advance of the brand that the Contract Commodities will bear and other information necessary for the publishing.

Section 4 Individual Contracts

1. The Individual Contracts between Party A and Party B shall be established upon the issuance by Party B of its specified purchase order to Party A and the acceptance by Party A of such purchase order. Party A ensures that it will provide the Contract Commodities in line with the purchase order placed by Party B.

2. Party B must place the purchase order 15 business days prior to the delivery of the Contract Commodities (or to Party B’s designee for accepting delivery), unless otherwise agreed by Party A and Party B.

3. If any event occurs which will or may make the performance of the terms of the Individual Contracts difficult and if other unforeseeable events occur, Party A or Party B shall notify the other party in writing immediately and both parties shall consult with each other to seek a solution.

4. Each Individual Contract shall contain the following items, provided that the common matters contained in the Individual Contracts shall be agreed by Party A and Party B through consultations.

(1) Date of order

(2) Code of commodity

(3) Quantity

(4) Unit price and commodity price

(5) Date of delivery

(6) Place of delivery

(7) Term of payment

(8) Others

5. If either party intends to change any terms of an established Individual Contract, it shall notify the other party in writing immediately, and after it obtains the consent of the other party, it may change the terms of the Individual Contract.

Section 5 Delivery

1. Party A shall make delivery within such term of delivery and at such place of delivery as are specified in the Individual Contracts.

2. If Party A needs to consign the packaging and delivery of the Contract Commodities to third parties (the “Delivery Agents”), it shall give a prior written notice to Party B.

3. If Party A is or may be unable to deliver the Contract Commodities of which the purchase order has been accepted by it on schedule, it must immediately notify Party B of the reason and the expected date of delivery and remedial actions, and shall act in accordance with Party B’s instruction.

4. If Party B suffers losses for the reason stated above, after Party B presents the cause for which Party A shall be held responsible and after such cause is confirmed by Party A and Party B, Party A shall compensate for the losses suffered by Party B, with the amount of compensation to be agreed by Party A and Party B through consultations.

Section 6 Inspection of Commodities

1. Within 8 business days of its receipt of the Contract Commodities, Party B shall inspect the Contract Commodities. If Party B discovers the quantity of Contract Commodities delivered is insufficient or the inspection criteria are not consistent during its inspection, it shall notify Party A in writing. Failure to notice within the specified time limit shall be deemed that the delivered commodities comply with the provisions of this Contract.

2. If Party B discovers that the quantity of Contract Commodities delivered is insufficient during its inspection, it shall notify Party A or the Delivery Agents in writing immediately.

3. Party A shall, at the option of Party B, deduct the price of the portion of the Contract Commodities that Party A fails to deliver from the total price of the Contract Commodities or immediately make supplemental delivery of the undelivered Contract Commodities.

4. If Party B discovers any unqualified Contract Commodities, it shall notify Party A in writing immediately and the content of the Individual Contracts shall be reduced based on such unqualified Contract Commodities. Party B shall return the unqualified Contract Commodities to Party A. However, if Party B wants to replace such unqualified Contract Commodities, Party A must deliver the substitute to Party B within a reasonable period of time.

Section 7 Transfer of Ownership and Risks

Pursuant to the Individual Contracts, the ownership and risks of the Contract Commodities shall be transferred from Party A to Party B at the time such Contract Commodities are proven to be qualified through inspection.

Section 8 Price

1. The price of the Contract Commodities shall be determined by Party A and Party B through consultations based on the quotation offered by Party A to Party B.

2.	The unit of account of the Contract Commodities is RMB.

3.	If a party hereto proposes a re-assessment, Party A and Party B may consult with each other and make a change.

4. The price of the Contracts Commodities include the packaging fee, freight, loading and unloading fee, insurance premiums and all other relevant expenses incurred up to the time of delivery.

Section 9 Payment

1. Party B must pay Party A the price of the Contract Commodities of which it has accepted the delivery in the following manner:

(1) Date of payment: the price accrued up to the end of each month shall be paid prior to the end of the next month. In special cases, Party B shall make a written statement and request to Party B and Party A and Party B shall separately agree on a date of payment.

(2) Method of payment: pay to Party A’s designated bank account

(3) Currency of payment: RMB

Section 10 Quality Assurance

1. Party B shall determine a quality assurance period according to its clients’ requirement and notify Party A thereof in writing.

2. Within the quality assurance period, if Party B discovers that the Contract Commodities are not consistent with the Specifications, it must notify Party A immediately.

Party A may take the following measures at the option of Party B upon its receipt of such notice:

(1) replacement

(2) pay for the necessary expenses of replacement incurred by Party B

(3) compensate for the losses suffered by Party B due to the inconsistency with the Specifications.

3. In addition to the above, if Party B discovers after its delivery to its clients that there are often same problems in the quality of the Contract Commodities, Party A must take the measures specified in the preceding section, even if the assurance period has elapsed, or Party A may consult with Party B to take other measures.

Section 11 Representations and Warranties

1. Party A warrants that the Contract Commodities do not infringe the copyrights and other patents of third parties, and the Contract Commodities purchased and sold by Party B do not violate Chinese laws and regulations.

2. If any infringement of copyright and other patents or violation of Chinese laws and regulations set forth in the preceding section occurs, Party A must inform and consult with Party B immediately, and shall be responsible for all expenses and compensate for the losses suffered by Party B.

Section 12 Repair Service

Party A must provide such repair service to Party B or users of the Contract Commodities that is same as or better than that provided by its competitors. Subject to the satisfaction of the requirements of Party B’s clients, the term and method of provision of such service shall be determined by Party A and Party B through consultations.

Section 13 Technical Support

Party A must provide Party B with technical support which is necessary for Party B to respond to its clients and improve the quality relating to the Contract Commodities.

Section 14 Confidentiality Obligation

Each of Party A and Party B shall not disclose the confidential information of the other party, such as status of sales and technology, received by it through this Contract to third parties or use such confidential information for purposes other than this Contract.

Section 15 Term

1. The term of this Contract shall commence on December 1, 2007 and end on November 30, 2010. However, if neither party proposes in writing to amend or terminate this Contract three (3) months prior to the expiry of the term of this Contract, this Contract shall be extended for one year automatically, and the same is true for continue.

2. Notwithstanding the above, either party shall have the right to consult with the other party to terminate this Contract by a 3 months’ prior notice.

Section 16 Termination of Contract

1. If any of the following circumstances occurs to a party, the other party may terminate this Contract or the Individual Contracts partly or wholly without notice or notification:

(1) where the party is subject to temporary attachment, temporary preservation or enforcement

(2) where the party receives a notification of nonpayment of taxes or is subject to preservation

(3) where a promissory note or check issued by the party is refused and cannot be honored

(4) where the party files an application for bankruptcy or is handling similar formalities or liquidation formalities

(5) where the party consolidates with others or transfers all or part of the important operation right or makes similar decisions;

(6) where the competent authority imposes a punishment on the party, ordering it to stop operation or depriving it of its qualification for operation, and where the party stops or changes its operation

(7) where the registered capital of the party decreases or the party is dissolved for reasons other than consolidation

(8) where the party breaches this Contract or the terms of the executed memorandum relating to this Contract, and it fails to correct such breach within 30 days of its receipt of a notice requesting it to correct

(9) the party is or may be unable to discharge its debts for various reasons

2. Upon the occurrence of the events specified in the above to either party, such party will lose its rights and interests within the term automatically and must settle its debts to the other party immediately. This provision shall also apply to the termination of this Contract and the Individual Contracts.

Section 17 Survival

1.	The provisions of Section 9 (Payment), Section 10 (Quality Assurance), Section 11 (Representations and Warranties), Section 12 (Repair Service), Section 13 (Technical Support), Section 14 (Confidentiality Obligation), and Section 16 (Termination of Contract) to Section 27 (Language) shall survive the expiry or termination of this Contract.

2.	The Individual Contracts existing upon the expiry or termination of this Contract shall still be performed by the parties thereto in accordance with the provisions hereof.

Section 18 Liabilities for Default

1.	If either party fails to perform its obligations under this Contract or any Individual Contract, or fails to perform such obligations in compliance with this Contract, such party must assume the liabilities for default, including continuing the performance, taking remedial measures and indemnifying against the losses.

2.	In case either party commits any default, the other party must take appropriate measures to prevent further losses; failing which, the other party may not require the defaulting party to indemnify against such further losses caused by its failure.

Section 19 Notice Obligation

Party A or Party B must notify each other of any of the following circumstances immediately after their occurrence:

(1)	transfer of the right to operate, acquisition, merger or other material operational changes;

(2)	events referred to in subsection 1 of Section 17 (Termination of Contract).

(3)	any change to the address, legal representative, trade name or corporate organization.

Section 20 Transfer or Rights

Neither party may transfer any of its rights under this Contract and the Individual Contracts to any third party or provide guarantee thereto without the prior written consent of the other party.

Section 21 No Right of Representation

Party A and Party B are independent parties to this Contract. The execution of this Contract does not constitute the grant by either party of the right of representation to the other.

Section 22 Waiver

No failure on the part of Party A or Party B in performing any of its rights hereunder shall constitute a waiver thereof.

Section 23 Severability

If any provision of this Contract is held invalid, the other provisions hereof shall not be affected and shall remain in full force and effect.

Section 24 Entire Agreement and Amendment

1.	This Contract is the only entire agreement between Party A and Party B, and shall supersede and invalidate any prior agreement between the parties, either written or oral, after the execution hereof.

2.	Any amendment, addition or supplement to this Contract must be made in writing and shall become effective after being signed by the parties hereto.

Section 25 Governing Law

This Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China.

Section 26 Consultation/Arbitration

1.	If Party A and Party B have any dispute over matters not mentioned in this Contract or any Individual Contract, or the interpretation of this Contract or any Individual Contract, the parties shall consult with each other in good faith.

2.	In the case that the dispute could not be resolved through consultation within 30 days of the dispute, the parties to the dispute must apply to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules thereof then in effect. The arbitration will be held in Beijing. The arbitration award shall be final and binding upon both parties. The arbitration costs (including attorney’s fees) shall be borne by the losing party, unless otherwise determined in the arbitration award.

Section 27 Language

This Contract shall be made in Japanese and Chinese. Each version shall be equally authentic.

In witness hereof, both language versions shall be made in two (2) counterparts. After this Contract is signed on December 1, 2007, each of Party A and Party B shall hold one (1) Japanese version and one (1) Chinese version.

Party A:	Beijing ADF Navigation Technology Co., Ltd.
/seal/
Authorized Representative:
/s/

Party B:	AW (Shanghai) Autoparts Trading Co., Ltd.
/seal/
Authorized Representative:
/s/